Exhibit 99.1

For immediate release
Spanish Broadcasting System, Inc. Announces Repayment of Second Lien Credit Facility
- Will Use a Portion of the Styles Media Asset Sale Proceeds –
Coconut Grove, Florida, February 21, 2006 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) announced today the repayment of its Second Lien Credit Facility, in full, using approximately $101 million of net cash proceeds received from the sale of its Los Angeles radio stations KDAY-FM and KDAI-FM to Styles Media, completed on January 31, 2006.
Joseph A. García, Chief Financial Officer, commented, “This is a significant step in our deleveraging plan, which reduces our interest expense by approximately $9 million and strengthens our balance sheet. Moving forward, we will continue to assess our financial position with the goal of maintaining a strong balance sheet and financial flexibility.”
On June 10, 2005, Spanish Broadcasting System entered into the Second Lien Credit Facility that provided for a $100 million term loan scheduled to mature on June 10, 2013, with a prepayment premium of 1%, if the full amount of such term loan was paid with the proceeds of the Styles Media Asset Sale proceeds on or before June 10, 2006.
About Spanish Broadcasting System
Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish–language radio station in America, WSKQ-FM in New York City, as well as 3 of the Top 4 rated radio stations airing the Tropical, Regional Mexican, Spanish Adult Contemporary and Hurban format genres and the highest billing Latino-formatted stations in each of the three largest U.S. Hispanic markets. The Company also produces live entertainment concerts and events throughout the U.S. and Puerto Rico. On July 13, 2005, the Company announced the acquisition of WDLP-TV, a full-power television station serving South Florida that is expected to close by March 2006. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate website can be accessed at www.spanishbroadcasting.com
Contact:

Analysts and Investors	Analysts, Investors or Media

Joseph A. García	Todd St.Onge
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901